Exhibit 99.1

NEWS RELEASE
For Release: Monday, October 24, 2016, 3:05 p.m. Central Time	Contact: Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS THIRD QUARTER RESULTS

-	Q3 revenue increased 13% to $41.8 million, near the top end of guidance
-	Q3 GAAP EPS of $0.31, at the top end of guidance
-	Guidance for Q4 revenue set at $43.0-$44.0 million, representing growth of 14% at the midpoint
-	Guidance for Q4 GAAP EPS set at $0.34-$0.36
-	Preliminary guidance for 2017 set at revenue of $183-$187 million and GAAP EPS of $1.44-$1.48

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2016.

Worldwide revenue increased 13% from the third quarter of 2015 to $41.8 million, near the top of the company’s revenue guidance of $41.0 million to $42.0 million.  U.S. revenue increased 15% to $33.7 million, while international revenue increased 4% to $8.1 million. Excluding for comparison purposes the launch inventory sales of the GuideLiner® catheter into Japan in the year-ago third quarter, international revenue increased 19% and worldwide revenue increased 16% in the third quarter of 2016.

Gross margin was 64.4%, compared to 67.2% in the year-ago quarter. The decrease in gross margin was primarily due to product mix, reflecting a substantial increase in the sale of reprocessed vein catheters in the third quarter of 2016 which lowered overall gross margin by 100 basis points.   In addition, expenses associated with the previously-announced voluntary recall of the Twin-Pass® catheter resulted in a reduction of 25 basis points in the third quarter gross margin. No additional expenses are expected to be incurred in connection with the Twin-Pass catheter recall, and shipments of the Twin-Pass resumed on October 15th.  For the fourth quarter, the company expects gross margin to be between 65.0% and 66.0%.

Operating earnings were $7.2 million in the third quarter, representing an operating margin of 17%. Operating earnings in the year-ago third quarter were $4.4 million, which represented an operating margin of 12%. During the third quarter of 2015, the company incurred $2.8 million of legal expenses in connection with the Short Kit litigation. As a result of the jury’s full and final acquittal on all charges at the conclusion of the February 2016 trial, no Short Kit legal expenses were incurred in the third quarter of 2016, and no further legal expenses are expected to be incurred in connection with this matter.

GAAP earnings per diluted share (EPS) during the third quarter was $0.31 compared to GAAP EPS in the year-earlier third quarter of $0.16.

“We are pleased to report another very strong quarter of growth and to set our guidance for sustained double-digit growth throughout 2017,” said Howard Root, CEO of Vascular Solutions.  “Our core strategy of launching multiple clinical specialty products continues to produce excellent financial results. This year will mark Vascular Solutions’ 13th consecutive year of double-digit growth in product sales, and we expect 2017 will be our 14th year.  As we look at our longer-term prospects, we are excited about the ongoing progress of our approximately 40 projects in various stages of development within our internal R&D pipeline, as well as our top-priority long-term development program for RePlas™ freeze-dried plasma in collaboration with the U.S. Army.  Beyond these internal efforts, our strong balance sheet positions us well to benefit from future distribution agreements and tuck-in acquisitions that fit our customer call-points.”

Third Quarter Revenue by Product

During the third quarter of 2016, the following eight products represented 80% of Vascular Solutions’ worldwide revenue and grew by a combined 17% over the third quarter of 2015 (22% excluding launch inventory sales of GuideLiner catheters in Japan in the prior-year third quarter):

		Third Quarter Revenue (dollars in 000s)
Product	Primary Market	2016	2015	% Increase (Decrease)
GuideLiner catheters	Interventional cardiology	$12,241	$11,441	7%
Micro-introducer kits	Interventional radiology	3,869	3,168	22%
Vein catheter reprocessing	Phlebology	3,798	3,165	20%
Turnpike® catheters	Interventional cardiology	3,579	888	303%
Pronto® catheters	Interventional cardiology	3,205	3,559	(10%)
Hemostatic patches	Interventional cardiology	2,859	3,039	(6%)
Radial access products	Interventional cardiology	2,227	1,915	16%
Langston® catheter	Interventional cardiology	1,776	1,623	9%
Top 8 products		$33,554	$28,798	17%
Excluding Japan
GuideLiner catheters		$11,811	$9,793	21%
Top 8 products		$33,124	$27,150	22%

GuideLiner catheter third quarter sales grew 7% on a year-over-year basis to $12.2 million.  Excluding the $1.0 million in launch inventory sales of GuideLiner into Japan in the third quarter of 2015, worldwide sales of GuideLiner in the third quarter of 2016 grew 21%.  U.S. sales of GuideLiner catheters increased 19% to $7.9 million in the third quarter, while international sales of GuideLiner declined 10% to $4.4 million.  Excluding Japan, international sales of GuideLiner grew 23% in the third quarter. “Now that the launch inventory in Japan has been substantially depleted, we expect our GuideLiner sales to our Japanese distribution partner will increase substantially into 2017,” Mr. Root commented. “Beyond Japan, the healthy trends in our GuideLiner sales remained intact in the third quarter, and use of the device continues to broaden both clinically and geographically at a time when the number of complex interventional procedures continues to rise.”

Micro-introducer kit third quarter sales grew by 22% over the third quarter of 2015 to $3.9 million. “In recent years, Vascular Solutions has focused on transitioning to internal manufacturing, cost reductions, and product line expansion,” commented Mr. Root.  “We now sell a wide variety of micro-introducer kits, one of the most commonly used products in interventional suites.  This strategy continues to work very well for us, resulting in a combination of lower prices for our customers and increased gross margins and higher market share for Vascular Solutions.”

Vein catheter reprocessing third quarter revenue was $3.8 million, an increase of 20% from the third quarter of 2015. “As we approach the end of our fifth year on the market, we have continued to advance the penetration of our reprocessing service for the leading vein ablation device on the market, allowing vein clinics to reap the benefits of lower costs and reduced medical waste,” commented Mr. Root.  “From this point forward, we expect to make gradual progress toward achieving our goal of approximately $20 million in annual revenue from reprocessing this vein catheter.”

Turnpike catheter third quarter sales were $3.6 million, an increase of more than 300% from $888,000 in the third quarter of 2015.  “We launched the standard version of Turnpike during the first quarter of 2015, followed by two additional versions later in that year,” stated Mr. Root.  “Then, in the first quarter of 2016, we launched an additional low profile version which is quickly becoming our top-selling version. Turnpike is our most successful new internally developed product since the introduction of the GuideLiner catheter in late 2009.  And, like GuideLiner, Turnpike is an example of Vascular Solutions’ commitment to provide clinically innovative devices that meet the needs of physicians who perform the most challenging interventional procedures. Also similar to GuideLiner’s continued sales growth six years after launch, we expect Turnpike to be a major driver of our growth over the next several years.”

Pronto catheter third quarter sales were $3.2 million, representing a decline of 10% from the third quarter of 2015. “The market for extraction catheters is mature, with physicians more selective in their use of aspiration catheters and significant pricing pressures in the market,” Mr. Root said. “Pronto sales in the last few quarters have been essentially flat on a sequential basis, and we view that as the best way to view the future sales performance of this product. We still believe the distinct design features and clinical benefits of Pronto will continue to keep it a market leader for many years.”

Hemostatic patch third quarter sales were $2.9 million, representing a decrease of 6% from the third quarter of 2015. “The U.S. market for hemostatic patches is very price-sensitive and continues to shift away from the femoral artery toward radial artery access,” Mr. Root said. “Our D-Stat Dry and other thrombin-based patch products remain leaders in the mature market for femoral patches, but these products long-ago stopped being a growth driver for us, and we are now focusing for growth on our newer products that address the rapidly expanding radial artery access market in the U.S.”

Radial artery access product sales totaled $2.2 million during the third quarter, an increase of 16% from the third quarter of 2015. Products in this category include radial hemostasis bands, wrist positioning devices, arm boards, and introducer sheaths. “Several years ago, Vascular Solutions was early in identifying radial artery access as a substantial U.S. market opportunity and started developing and assembling a portfolio of products that now are resulting in substantial sales growth,” Mr. Root said.  “This strategy is still in its rapid growth phase, and we expect substantial increases in sales of our radial artery access products over the next several years, particularly with our VSI Radial™ introducer sheaths beginning in 2017.”

Langston catheter third quarter sales were $1.8 million, an increase of 9% from the third quarter of 2015. “With the growth in percutaneous aortic valve replacement procedures, we are seeing continued strong sales of the Langston, a product we launched 12 years ago, due to its impressive clinical utility,” Mr. Root said.

Q4 Financial Guidance

Vascular Solutions is providing fourth quarter revenue guidance of between $43.0 million and $44.0 million, which at the mid-point represents growth of 14% from $38.1 million in the fourth quarter of 2015.  The fourth quarter guidance results in a corresponding full year 2016 revenue guidance of $165.3 million to $166.3 million, an increase from the previous guidance of $164 million to $166 million. The mid-point of the new 2016 guidance range represents a 13% increase over net revenue of $147.2 million in 2015.

For the fourth quarter of 2016, Vascular Solutions is providing guidance for GAAP net earnings of between $0.34 and $0.36 per fully diluted share, compared to GAAP net earnings of $0.09 in the fourth quarter of 2015.  The company’s net earnings guidance for the fourth quarter of 2016 includes approximately $0.9 million in non-cash stock-based compensation, $0.4 million in amortization of intangibles, and an assumed effective income tax rate of approximately 33.5%.

Preliminary 2017 Outlook

Vascular Solutions is also providing preliminary guidance for 2017.  The company currently expects 2017 revenues of between $183 million and $187 million.  At the mid-point of this range, growth would be 12% over the $165.8 million mid-point of the company’s 2016 revenue guidance range.

For 2017 GAAP net earnings, the company is providing preliminary guidance of between $1.44 and $1.48 per fully diluted share.  At the mid-point, this preliminary guidance would represent growth of 20% from the $1.22 mid-point of the company’s adjusted earnings guidance range for 2016.

Vascular Solutions’ preliminary 2017 guidance is based on expectations for sales of products already on the market and internally-developed products in the R&D pipeline that are currently scheduled for launch during 2017.  The company’s preliminary guidance is subject to change after completion of the 2017 budgeting process in December.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the third quarter of 2016 with $39.1 million in cash and cash equivalents, compared to $35.0 million in cash and cash equivalents at June 30, 2016. During the third quarter, the company generated $7.6 million in net cash from operating activities and used $4.1 million for investing activities related to renovations of its manufacturing facilities and the purchase of computer and manufacturing equipment. The company generated net cash of approximately $0.4 million from financing activities in the third quarter, reflecting net proceeds from the exercise of stock options.  The company did not purchase any shares of its common stock during the third quarter under its share repurchase program, which expired on September 30. The company currently has no long-term debt.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live webcast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Monday, October 31, 2016, by dialing 888-203-1112 and entering conference ID# 3791805.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Monday, October 31, 2016. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Revenue:
Product revenue	$41,663	$36,827	$121,969	$108,666
License, royalty and collaboration revenue	110	127	369	449
Total revenue	41,773	36,954	122,338	109,115

Product costs and operating expenses:
Cost of goods sold	14,856	12,133	42,726	36,089
Collaboration expenses	-	15	40	115
Research and development	5,585	4,932	15,642	13,202
Clinical and regulatory	2,080	1,608	6,230	4,694
Sales and marketing	9,222	8,092	28,462	25,285
General and administrative	2,390	5,000	14,828	13,906
Medical device excise taxes	-	402	-	1,172
Amortization of purchased technology and intangibles	404	404	1,212	1,212
Operating earnings	7,236	4,368	13,198	13,440

Other earnings	22	46	70	87
Earnings before income taxes	7,258	4,414	13,268	13,527

Income tax expense	(1,818)	(1,441)	(2,681)	(4,620)
Net earnings	$5,440	$2,973	$10,587	$8,907

Net earnings per share - basic	$0.31	$0.17	$0.62	$0.52
Weighted average shares used in calculating - basic	17,277	17,083	17,205	17,049
Net earnings per share - diluted	$0.31	$0.16	$0.60	$0.49
Weighted average shares used in calculating - diluted	17,795	18,072	17,691	17,999

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	September 30, 2016 (unaudited)	December 31, 2015 (note)
ASSETS
Current assets:
Cash and cash equivalents	$39,067	$41,491
Accounts receivable, net	22,961	19,121
Inventories	24,156	22,105
Prepaid expenses and other	3,727	4,361
Total current assets	89,911	87,078

Property, plant and equipment, net	41,816	34,508
Goodwill	10,089	10,045
Intangible assets and other, net	7,751	8,445
Deferred tax assets, net of liabilities	7,036	4,797
Total assets	$156,603	$144,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$14,121	$16,657

Long-term deferred tax liabilities	74	72
Total long-term liabilities	74	72

Shareholders’ equity:
Total shareholders’ equity	142,408	128,144
Total liabilities and shareholders’ equity	$156,603	$144,873

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS GUIDANCE AND ACTUAL RECONCILIATION
(Unaudited)

	Twelve Months Ending December 31, 2016	Twelve Months Ending December 31, 2015
Projected GAAP net earnings per share - diluted	$0.93 to $0.95	$0.58

Legal expenses incurred in Short Kit litigation (a)	$0.28	$0.53

Projected non-GAAP adjusted net earnings per share - diluted	$1.21 to $1.23	$1.11

(a)
Consisting of legal expenses, net of taxes, incurred in connection with the Short Kit litigation.  See the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other recent filings with the Securities and Exchange Commission for details.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of more than 90 products and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.  All listed trademarks are the property of Vascular Solutions, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, revenue growth, product line revenues, product line market position, gross margin, legal expenses, earnings per share, adjusted earnings per share, non-cash stock-based compensation, amortization of intangibles, and income tax rate. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to governmental enforcement actions, exposure to intellectual property claims and litigation, significant variability in quarterly results, exposure to possible product liability claims, doing business in international markets, the development of new products by others, our reliance on the development of new products and services, constraints or interruptions in production from key suppliers, breaches or other failures of information technology and communications systems, the availability of third party reimbursement, and actions by government regulatory agencies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP diluted earnings per share guidance for the year ending December 31, 2016 adjusted for the legal expenses incurred in connection with the Short Kit litigation. We believe that the non-GAAP financial measure presented provides meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of these events. We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation. The method we use to produce non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP measures should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP measures to the comparable GAAP measures, which is attached to this release.

For further information, connect to www.vasc.com.
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